Gary R. Henrie
Attorney at Law
Licensed and the States of Utah and Nevada

3518 N. 1450 W.	Telephone: 702-616-3093
Pleasant Grove, UT 84062	e-mail: grhlaw@hotmail.com

I hereby consent to the use of my opinion as an Exhibit to the Registration Statement and to all references to myself under the caption Legal Matters in the Registration Statement.

Very truly yours,

__/s/Gary R. Henrie___________________________________
Gary R. Henrie, Esq.